Exhibit 8.1

List of Main Subsidiaries

Subsidiaries	Jurisdiction	Usual Name

Ampla Energia e Serviços S.A.	Brazil	Ampla
Centrais Elétricas Cachoeira Dourada S.A.	Brazil	Cachoeira Dourada
CGTF - Central Geradora Termelétrica Fortaleza S.A.	Brazil	Endesa Fortaleza
Chilectra S.A.	Chile	Chilectra
Codensa S.A. E.S.P.	Colombia	Codensa
Compañía Americana de Multiservicios Ltda.	Chile	CAM
Compañía de Inteconexión Energética	Brazil	CIEN
Compañía Eléctrica Tarapacá S.A.	Chile	Celta
Companhía Energética de Ceará	Brazil	Coelce
Edegel S.A.A.	Peru	Edegel
Emgesa S.A. E.S.P.	Colombia	Emgesa
Empresa Distribuidora Sur S.A.	Argentina	Edesur
Empresa Eléctrica Pangue S.A.	Chile	Pangue
Empresa Eléctrica Pehuenche S.A.	Chile	Pehuenche
Empresa Nacional de Electricidad S.A.	Chile	Endesa Chile
Endesa Brasil S.A.	Brazil	Endesa Brasil
Endesa Costanera S.A.	Argentina	Endesa Costanera
Hidroeléctrica El Chocón S.A.	Argentina	El Chocón
Inmobiliaria Manso de Velasco S.A.	Chile	IMV
Empresa de Distribución Eléctrica de Lima Norte	Peru	Edelnor
Synapsis Soluciones y Servicios IT Ltda.	Chile	Synapsis